Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 11, 2019, with respect to the statement of revenues and direct operating expenses of certain Osage, Grady and Caddo Counties, Oklahoma properties included in the Current Report of Mid-Con Energy Partners, LP on Form 8-K/A dated June 11, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Mid-Con Energy Partners, LP on Form S-3 (File No. 333-187012) and on Form S-8 (File No. 333-179161).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
June 11, 2019